As filed with the Securities and Exchange Commission on October 28, 2016
Registration No. 333-56048

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KIMBALL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-0514506
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1600 Royal Street Jasper, Indiana (Address of Principal Executive Offices)	47549-1001 (Zip Code)
KIMBALL INTERNATIONAL, INC. RETIREMENT PLAN
(Full title of the plan)

Julia E. Heitz Cassidy
Vice President, General Counsel and Secretary, Chief Compliance Officer
Kimball International, Inc.
1600 Royal Street
Jasper, Indiana 47549
(Name and address of agent for service)

(812) 482-1600
(Telephone number, including area code, of agent for service)

Copy to:
Janelle Blankenship
Faegre Baker Daniels LLP
600 E. 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☐                                                                                       Accelerated filer  ☒
Non-accelerated filer  ☐ (Do not check if a smaller reporting company)            Smaller reporting company  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Kimball International, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to withdraw and remove from registration the unissued and unsold securities under the Kimball International, Inc. Retirement Plan (the “Retirement Plan”) previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on February 22, 2001 (File No. 333-56048) (the “Registration Statement”). The Registration Statement registered up to 3,000,000 shares of the Company’s Class B Common Stock and an indeterminate amount of interests to be offered and sold pursuant to the Retirement Plan for employees who elected to purchase shares of the Company's Class B Common Stock under the Retirement Plan.
On April 30, 2015, the Company's Retirement Plan Advisory Committee removed the Company's Class B Common Stock as an investment option under the Retirement Plan. On February 29, 2016, all shares of the Company's Class B Common Stock held by employees under the Retirement Plan were converted to other investments in the Retirement Plan, after the required notice was provided to employees.
In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister and remove any and all securities previously registered that have not been issued or sold under the Registration Statement as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on October 28, 2016.

Kimball International, Inc. (Registrant)

By:	/s/ ROBERT F. SCHNEIDER
Robert F. Schneider
Chairman of the Board, Director
Chief Executive Officer

We, the undersigned directors and officers of Kimball International, Inc., do hereby constitute and appoint Robert F. Schneider as our true and lawful attorney-in-fact and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney-in-fact and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names.

Signature	Title	Date

/s/ ROBERT F. SCHNEIDER	Chairman of the Board, Director Chief Executive Officer (Principal Executive Officer)	October 25, 2016
Robert F. Schneider

/s/ MICHELLE R. SCHROEDER	Vice President, Chief Financial Officer (Principal Financial Officer)	October 25, 2016
Michelle R. Schroeder

/s/ DARREN S. GRESS	Corporate Controller (Principal Accounting Officer)	October 25, 2016
Darren S. Gress

/s/ TIMOTHY J. JAHNKE	Director	October 25, 2016
Timothy J. Jahnke

/s/ KIMBERLY K. RYAN	Director	October 25, 2016
Kimberly K. Ryan

/s/ GEOFFREY L. STRINGER	Director	October 25, 2016
Geoffrey L. Stringer

/s/ PATRICK E. CONNOLLY	Director	October 25, 2016
Patrick E. Connolly

/s/ THOMAS J. TISCHHAUSER	Director	October 25, 2016
Thomas J. Tischhauser

/s/ DR. SUSAN B. FRAMPTON	Director	October 25, 2016
Dr. Susan B. Frampton

/s/ KRISTINE L. JUSTER	Director	October 25, 2016
Kristine L. Juster

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Kimball International, Inc. Retirement Plan) have duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on October 28, 2016.

Kimball International, Inc. Retirement Plan

By:	/s/ MICHELLE R. SCHROEDER
Michelle R. Schroeder
Vice President, Chief Financial Officer
Member of Retirement Plan Advisory Committee